June 13, 1997



The Board of Directors
Virginia First Financial Corporation
Franklin and Adams Streets
Petersburg, Virginia 23803

         Re:      1992 Incentive Plan

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-8 dated June 13, 1997 to be filed by Virginia First Financial Corporation (the "Company") with the Securities and Exchange Commission pursuant to the
Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 300,000 shares of the Company's common stock, par value $1.00 per share (the "Shares"), which Shares are proposed to be offered from time to time pursuant to the terms of the Company's 1992 Incentive Plan (the "Plan").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. In addition, we have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued pursuant to the Registration Statement and the terms of the Plan, will be legally issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel in the Registration Statement.

                                           Very truly yours,

                                           WILLIAMS, MULLEN, CHRISTIAN & DOBBINS



                                            By: /s/ Wayne A. Whitham, Jr.
                                               ---------------------------------
                                                Wayne A. Whitham, Jr.